EXHIBIT 99.1

Jones Soda Reports Fourth Quarter and Full Year 2022 Results

Tenth Consecutive Quarter and Second Consecutive Year of Year-Over-Year Revenue Growth

SEATTLE, March 09, 2023 (GLOBE NEWSWIRE) -- Jones Soda Co. (CSE: JSDA, OTCQB: JSDA) (“Jones Soda” or the “Company”), the original craft soda company known for its unconventional flavors and user-designed label artwork, announced its financial results for the fourth quarter and full year ended December 31, 2022.

Fourth Quarter 2022 Financial Summary vs. Year-Ago Quarter

  Revenue increased 28% to $3.7 million compared to $2.9 million.
  Gross profit as a percentage of revenue was 24.8% compared to 26.5%.
  Net loss was $1.6 million, or $(0.02) per share, compared to a net loss of $1.3 million, or $(0.02) per share.
  Adjusted EBITDA1 was $(1.3) million compared to $(1.2) million. Adjusted EBITDA included approximately $871,000 in expenses related to the development and marketing of the Company’s cannabis infused beverages and related products sold under the “Mary Jones” brand name.

Full Year 2022 Financial Summary vs. Prior Year

  Revenue increased 29% to $19.1 million compared to $14.8 million.
  Gross profit as a percentage of revenue was 26.9% compared to 29.7%.
  Net loss was $6.4 million or $(0.07) per share, compared to a net loss of $1.8 million, or $(0.03) per share.
  Adjusted EBITDA1 was $(4.6) million compared to $(1.3) million. Adjusted EBITDA included approximately $3.6 million in expenses related to the development and marketing of the Company’s cannabis infused beverages and related products sold under the “Mary Jones” brand name.

Management Commentary

“We delivered our 10th consecutive quarter of year-over-year revenue growth as we completed the second year of our three-year turnaround strategy," said Mark Murray, President and CEO of Jones Soda. "2022 was another notable year in which we made our successful entry into the cannabis market with our Mary Jones brand and continued market share gains in our core soda business with the addition of outstanding new partners across all of our distribution channels. Despite facing challenges posed by inflationary pressures, we stayed laser-focused on expanding our points of distribution, optimizing cost management, and strategically allocating our trade and marketing dollars. We believe this disciplined approach has enabled us to capitalize on growth opportunities despite volatility in the broader consumer market.

“At Jones Soda, we recognize the significance of innovation and new product developments that drive continued interest in our products from our loyal Jones Soda community. We brought back our Turkey and Gravy flavor over the holidays as part of our special release program and its return was met with even greater success than the year prior, delivering nearly seven times the volume it achieved in 2021. Coupled with our social media-based Turkey and Gravy Challenge, the special flavor earned the company over $5.0 million in combined ad value through organic publications and broadcasts. Furthering that momentum into the new year, we introduced our latest special release item with Key Lime 3.14 or ‘Pie’ flavor, and we also look forward to sharing the additional array of other exciting new offerings and special releases throughout 2023.

“We also look forward to potentially expanding the availability of our popular Mary Jones cannabis infused beverages and related products across several states. Recently, we announced the upcoming expansion into the state of Washington, where we will launch a full portfolio of products across beverages and edibles at both low and high dose options in the coming quarters. We believe our continued focus on seizing the opportunities within the cannabis market has been met with outstanding success. We are confident in this strategic initiative and remain committed to exploring additional product offerings to increase our presence in this rapidly growing industry.

“As we enter our last year of the initial three-year turnaround strategy, I’m proud to say that we are tracking ahead of where we thought we’d be by 2023. We continue to identify ways to enhance our product portfolio and expand into new territories, and we remain committed to satisfying the demands of our customer base and delivering the experiences they deserve. In addition, we intend to continue to develop our foodservice and fountain business, bringing the same spirit that the Jones Soda brand was founded upon into a channel that we believe has potential for growth. As we embark on the new year, we have complete confidence in our team's ability to continue executing on our strategic objectives and delivering best-in-class product innovation to our customers.”

Fourth Quarter 2022 Financial Results

Revenue in the fourth quarter of 2022 increased 28% to $3.7 million compared to $2.9 million in the prior year period. The increase was primarily attributable to increased sales within our retail and alternative sales channels for our core bottled business, along with approximately $239,000 in revenue from the Company’s cannabis products that launched in 2022.

Gross profit as a percentage of revenue was 24.8% for the fourth quarter of 2022 compared to 26.5% in the year-ago period. The decrease was primarily driven by a one-time write-off related to discontinued programs, including the Mike Tyson and Costco Root Beer programs, and increased material costs, being partially offset by competitive price increases for our products.

Net loss for the fourth quarter of 2022 was $1.6 million, or $(0.02) per share, compared to a net loss of $1.3 million, or $(0.02) per share, in the fourth quarter of 2021. The increase in net loss was primarily attributable to the $871,000 of operating expenses and development costs related to the Company’s strategic entry into the cannabis sector during 2022 and the hiring of additional personnel to further develop the Company’s foodservice and fountain business.

Adjusted EBITDA1 in the fourth quarter of 2022 was $(1.3) million compared to $(1.2) million the prior year period. The decrease was primarily attributable to the aforementioned write-off related to discontinued programs and an increase in operating expenses.

Full Year 2022 Financial Results

Revenue in 2022 increased 29% to $19.1 million compared to $14.8 million in 2021. The increase was primarily attributable to the growth in the Company’s core bottled business through retail and alternative channels, along with generating approximately $353,000 in revenue from the Company’s cannabis products that launched in 2022.

Gross profit as a percentage of sales was 26.9% in 2022 compared to 29.7% in 2021. The decrease was primarily driven by increased material costs, being partially offset by competitive price increases for our products and the Company’s continued shift to a more favorable product mix.

Net loss was $6.4 million, or $(0.07) per share, in 2022 compared to a net loss of $1.8 million, or $(0.03) per share, in 2021. The increase in net loss was primarily attributable to the $3.6 million of expenses related to the Company’s strategic entry into the cannabis sector, additional personnel hires to support the Company’s foodservice and fountain business and a one-time $334,500 benefit recorded in the prior year period in connection with the forgiveness of a loan previously granted to the Company under the Payment Protection Program (PPP). In addition, as part of the Company’s strategic entry into the cannabis sector, the Company incurred an increase in stock compensation expenses primarily from the accelerated vesting of the Company’s outstanding options in connection with the closing of the plan of arrangement transaction with Pinestar Gold Inc.

Adjusted EBITDA1 in 2022 was $(4.6) million compared to $(1.3) million in 2021. The decrease in 2022 compared to 2021 was primarily attributable to the aforementioned increase in operating expenses.

The Company is expected to disclose complete figures for the balance sheet when it files its Form 10-K for the year ended December 31, 2022, in the coming weeks. The Company anticipates reporting cash and cash equivalents of approximately $8.0 million for the year ended December 31, 2022.

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1 Adjusted EBITDA is defined as net income (loss) from operations before interest expense, interest income, taxes, depreciation, amortization and stock-based compensation and is a non-GAAP measure (reconciliation provided below).

Conference Call
Jones Soda will hold a conference call today at 4:30 p.m. Eastern time to discuss its results for the fourth quarter and full year ended December 31, 2022.

Date: March 9, 2023
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-free dial-in number: 1-877-407-0784
International dial-in number: 1-201-689-8560
Conference ID: 13735536

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.jonessoda.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through March 16, 2023.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13735536

Presentation of Non-GAAP Information
This press release contains disclosure of the Company's Adjusted EBITDA which is not a United States Generally Accepted Accounting Principle (“GAAP”) financial measure. The difference between Adjusted EBITDA (a non-GAAP measure) and Net Loss (the most comparable GAAP financial measure) is the exclusion of interest expense and income, income tax expense, depreciation and amortization expense and stock-based compensation. We have included a reconciliation of Adjusted EBITDA to Net Loss under “Jones Soda Co. Non-GAAP Reconciliation” at the end of this press release. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact of certain expenses to our consolidated statements of operations. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. We believe that Adjusted EBITDA provides useful information to investors about the Company's results attributable to operations, in particular by eliminating the impact of non-cash charges related to stock-based compensation, amortization and depreciation that is consistent with the manner in which we evaluate the Company's performance. These adjustments to the Company's GAAP results are made with the intent of providing a more complete understanding of the Company's underlying operational results and provide supplemental information regarding our current ability to generate cash flow. Adjusted EBITDA is not intended to be considered in isolation or as a replacement for, or superior to net loss as an indicator of the Company's operating performance, or cash flow, as a measure of its liquidity. Adjusted EBITDA should be reviewed in conjunction with Net Loss as calculated in accordance with GAAP.

About Jones Soda Co.
Headquartered in Seattle, Washington, Jones Soda Co.® (CSE: JSDA, OTCQB: JSDA) markets and distributes premium beverages under the Jones® Soda and Lemoncocco® brands. A leader in the premium soda category, Jones Soda is made with pure cane sugar and other high-quality ingredients, and is known for packaging that incorporates ever-changing photos sent in from its consumers. Jones Soda’s diverse product line offers something for everyone – pure cane sugar soda, zero-calorie soda and Lemoncocco non-carbonated premium refreshment. Jones Soda is sold across North America in glass bottles, cans and on fountain through traditional beverage outlets, restaurants and alternative accounts. For more information, visit www.jonessoda.com or www.myjones.com or www.drinklemoncocco.com.

Forward-Looking Statements Disclosure
Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as “will,” “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming.” Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect the Company's actual results, including its financial condition and results of operations and its ability to continue as a going concern, include, among others: its ability to successfully execute on its growth strategies and operating plans for the future; the Company’s ability to continue to effectively utilize the proceeds from its financings completed in 2022; the Company’s ability to continue to develop and market THC/CBD-infused and/or cannabis-infused beverages and edibles, and comply with the laws and regulations governing cannabis, hemp or related products, and the timing and costs of the development of these new product lines; the Company’s ability to manage operating expenses and generate sufficient cash flow from operations; the Company’s ability to create and maintain brand name recognition and acceptance of its products; the Company’s ability to adapt and execute its marketing strategies; the Company’s ability to compete successfully against much larger, well-funded, established companies currently operating in the beverage industry generally and in the craft beverage segment specifically; the Company’s ability to respond to changes in the consumer beverage marketplace, including potential reduced consumer demand due to health concerns (including obesity) and legislative initiatives against sweetened beverages (including the imposition of taxes); its ability to develop and launch new products and to maintain brand image and product quality; the Company’s ability to maintain and expand distribution arrangements with distributors, independent accounts, retailers or national retail accounts; its ability to manage inventory levels and maintain relationships with manufacturers of its products; its ability to maintain a consistent and cost-effective supply of raw materials and flavors and manage the impact of the COVID-19 pandemic and other factors on its supply chain; its ability to attract, retain and motivate key personnel; its ability to protect its intellectual property; the impact of future litigation and the Company’s ability to comply with applicable regulations; its ability to maintain an effective information technology infrastructure, fluctuations in freight and fuel costs; the impact of currency rate fluctuations; its ability to access the capital markets for any future equity financing; the Company’s ability to maintain disclosure controls and procedures and internal control over financial reporting; dilutive and other adverse effects from future potential securities issuances; and any actual or perceived limitations by being traded on the OTCQB Marketplace. More information about factors that potentially could affect the Company’s operations or financial results is included in its most recent annual report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission (“SEC”) on March 14, 2022 and in the other reports filed with the SEC since that that date. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Company Contact:

Mark Murray
President and CEO
1-206-624-3357

Investor Relations Contact:

Cody Cree
Gateway Group
1-949-574-3860
JSDA@gatewayir.com

JONES SODA CO. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except share and per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)

Revenue	$3,741	$2,912	$19,085	$14,792
Cost of goods sold	2,813	2,139	13,942	10,394
Gross profit	928	773	5,143	4,398
Gross profit %	24.8%	26.5%	26.9%	29.7%

Operating expenses:
Selling and marketing	1,238	899	4,965	3,003
General and administrative	1,391	1,155	6,271	3,302
	2,629	2,054	11,236	6,305
Income (loss) from operations	(1,701)	(1,281)	(6,093)	(1,907)
Interest income	1	1	6	4
Interest expense	-	(65)	(377)	(225)
Other income, net	77	6	88	344
Loss before income taxes	(1,623)	(1,339)	(6,376)	(1,784)
Income tax expense, net	(4)	(3)	(28)	(27)
Net loss	$(1,627)	$(1,342)	$(6,404)	$(1,811)

Net income (loss) per share - basic and diluted	$(0.02)	$(0.02)	$(0.07)	$(0.03)
Weighted average common shares outstanding - basic and diluted	101,502,592	67,840,411	94,177,863	65,542,609

JONES SODA CO. NON-GAAP RECONCILIATION (Unaudited, in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2022	2021	2022	2021
GAAP net income (loss)	$(1,627)	$(1,342)	$(6,404)	$(1,811)
Stock based compensation	304	37	1,364	144
Interest income	(1)	(1)	(6)	(4)
Interest expense	-	65	377	225
Income tax expense, net	4	3	28	27
Depreciation and Amortization	15	23	66	93
Non-GAAP Adjusted EBITDA	$(1,305)	$(1,215)	$(4,575)	$(1,326)